Exhibit 99.3

CHARTER OF THE COMPENSATION

COMMITTEE OF THE BOARD OF DIRECTORS OF

DSG GLOBAL INC.

Dated May 1, 2021

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of DSG Global Inc. (the “Company”) has been appointed by the Board to perform the duties and responsibilities set forth in this charter.

PURPOSE

The purpose of the Committee is to:

●	Assist the Board in discharging its responsibilities relating to the compensation of the Company’s Chief Executive Officer (“CEO”) and other individuals who are “officers” as defined in Rule 16a- 1(f) (the “Executive Officers”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such other employees of the Company as the Committee determines from time to time after consultation with the CEO (the “Key Employees”).

●	Oversee the Company’s compensation policies and plans and benefits programs, and be responsible for the Company’s overall compensation philosophy.

●	Administer the Company’s equity compensation plans, including the granting of equity awards pursuant to such plans or outside of such plans.

●	Periodically review the development plans for the CEO, Executive Officers and Key Employees

COMPOSITION

1.	Membership. The Committee will consist of at least two (2) members of the Board. Members of the Committee will be appointed by the Board and may be removed by the Board in its discretion.

2.	Qualifications. Members of the Committee must meet the following criteria as well as any additional criteria required by applicable law, the rules and regulations of the U.S. Securities and Exchange Commission or the securities exchange on which the Company’s securities are listed or such other qualifications as are established by the Board from time to time:

●	Each member of the Committee will meet the independence requirements of the listing standards of the securities exchange on which the Company’s securities are listed.

●	Unless determined otherwise by the Board, each member of the Committee will be a “non- employee director” as defined in Rule 16b-3 promulgated under Section 16 of the Exchange Act.

3.	Chairperson. The Board may designate a chairperson of the Committee. In the absence of that designation, the Committee may designate a chairperson by majority vote of the members of the Committee.

RESPONSIBILITIES

The following are the principal recurring responsibilities and duties of the Committee. The Committee may perform such other functions as are consistent with its purpose and applicable law, rules and regulations and as the Board may request or prescribe.

1.	Set Compensation. The Committee will:

●	Review at least annually and approve the corporate goals and objectives applicable to the compensation of the CEO, evaluate at least annually the CEO’s performance in light thereof, and consider factors related to the performance of the Company in determining the compensation level of the CEO.

●	Review at least annually and approve or recommend to the Board or independent members of the Board for approval the CEO’s: (a) base salary, (b) incentive bonus, including the specific goals and amount, (c) equity compensation, (d) any employment agreement, severance arrangement or change of control protections and (e) any other benefits, compensation or similar arrangements, if any (including, without limitation, perquisites and any other form of compensation such as a signing bonus or payment of relocation costs).

●	Review at least annually and approve or recommend to the Board or independent members of the Board for approval items (a) through (e) for the Executive Officers and Key Employees.

●	Review and approve any compensatory contracts or similar transactions or arrangements with current or former Executive Officers and Key Employees, including consulting arrangements, employment contracts, severance or termination arrangements, which may include any benefits to be provided in connection with a change of control. In this regard, the Committee will have the power and authority to adopt, amend and terminate such contracts, transactions or arrangements.

In evaluating and determining compensation for the CEO and other Executive Officers, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation required by Section 14A of the Exchange Act (a “Say-on-Pay Vote”) if such vote is required or such vote is voluntarily sought by the Company.

2.	Oversee Compensation Plans and Programs. The Committee will:

●	Review, approve and administer annual and long-term incentive compensation plans for service providers of the Company, including the CEO, Executive Officers, and Key Employees, including:

○	Establishing performance objectives and evaluating performance achievement.

○	Reviewing and approving all related plans and grant awards pursuant to such plans.

○	Adopting, amending and terminating any such plans.

●	Administer the Company’s equity compensation plans, including:

○	Granting equity-based or equity-linked awards to eligible individuals (including grants to the CEO and Executive Officers in compliance with Rule 16b-3 promulgated thereunder) in accordance with procedures and guidelines as may be established by the Board or the Committee.

○	Amending equity-based or equity-linked awards granted thereunder.

○	Adopting, amending and terminating such plans, including reserving shares for issuance thereunder, subject to obtaining any required stockholder approval.

●	Review, approve and administer all of the Company’s employee benefit plans that the Committee deems appropriate, which includes the ability to adopt, amend and terminate such plans.

●	In connection with executive compensation:

○	Review and approve the Company’s executive compensation philosophy as well as new executive compensation programs;

○	Review on a periodic basis the operations of the Company’s executive compensation programs to determine whether they are achieving their intended purpose(s);

○	Establish and periodically review policies for the administration of executive compensation programs; and

○	Assess the impact of tax and accounting rules changes on any executive compensation programs.

●	Evaluate director compensation, including equity compensation, and make recommendations to the Board regarding director compensation.

●	Review and discuss annually with management the risks arising from the Company’s compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks.

●	If the Board adopts stock ownership guidelines applicable to members of the Board and/or Executive Officers, periodically review such guidelines and recommend any proposed changes to the Board; monitor compliance with guidelines as applicable.

3.	Compliance and Governance. The Committee will:

●	Review and discuss with management the Company’s compensation disclosures required by the rules and regulations of the SEC, to the extent required of the Company.

●	Prepare the report of the Committee, to the extent required by the rules and regulations of the SEC, to be included with the Company’s annual report on Form 10-K or proxy statement.

●	Oversee the Company’s submissions to stockholders on executive compensation matters, and, in conjunction with the Nominating and Corporate Governance Committee of the Board (or its designees), engagement with proxy advisory firms and other stockholder groups on executive compensation matters.

●	If applicable, review and recommend to the Board for approval the frequency with which the Company will conduct a Say-on-Pay Vote, taking into account the results of the most recent stockholder advisory vote on frequency of Say-on-Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement.

●	Review and make determinations regarding stockholder proposals regarding compensation.

4.	Succession Planning. The Committee will periodically review and discuss with the Board corporate succession and development plans, as applicable, for the CEO, Executive Officers, and Key Employees.

5.	Executive Performance. The Committee will assist the Board in its evaluation of the performance of the CEO, and will assist the Board and the CEO in the evaluation of the performance of other Executive Officers.

6.	Committee Charter Review. The Committee will review and assess the adequacy of this charter at least annually and will submit any recommended changes to this charter to the Board for approval.

7.	Performance Review. The Committee will review and assess the performance of the Committee at least annually.

MEETINGS AND PROCEDURES

1.	Meetings.

●	The Committee will meet as often as necessary to perform its duties, and at such times and places as the Committee determines. The chairperson of the Committee will preside at each meeting. The chairperson will approve the agenda for the Committee’s meetings and any member may suggest items for consideration. If a chairperson is not designated or present, an acting chair may be designated by the Committee members present. The Committee may act by unanimous written consent (which may include electronic consent) in lieu of a meeting in accordance with the Company’s bylaws.

●	The Committee will maintain written minutes of its meetings and actions by written consent, which minutes and actions will be filed with the minutes of the meeting of the Board.

2.	The Committee may invite to its meetings any director, officer or employee of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities, including non-employee directors who are not members of the Committee. The Company’s CEO’s may not be present during portions of any meeting during which the CEO’s performance and compensation is being deliberated and determined.

3.	Reporting to the Board of Directors. The Committee will report regularly to the Board regarding its activities and recommendations.

4.	Subcommittees. The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. Specifically, at its discretion, the Committee shall have the authority to form and designate to a subcommittee the authority to grant equity awards to non- officer employees of the Company within guidelines established by the Committee from time to time. If designated, any subcommittee will establish its own schedule and maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Committee as a whole.

5.	Compensation. Members of the Committee will receive such fees, if any, for their service as Committee members as may be determined by the Board in its sole discretion.